Exhibit 99.1

Oclaro Agrees to Sell Thin Film Filter Business and Interleaver Product Line

Agreement strengthens existing relationship with II-VI Incorporated and Photop Technologies, Inc.

SAN JOSE, Calif. - November 26, 2012 - Oclaro, Inc. (NASDAQ: OCLR), a tier-one provider and innovator of optical communications and laser solutions, today announced that it has signed a definitive agreement to sell the assets of its Santa Rosa thin film filter business to Photop Technologies, Inc., a wholly-owned subsidiary of II-VI Incorporated (NASDAQ:IIVI), a global leader in engineered materials and opto-electronic components. Pursuant to the agreement, Oclaro will also sell its interleaver product line to Photop Koncent, Inc. (FuZhou), a wholly owned subsidiary of II-VI. Both transactions are expected to close December 3, 2012.

Total consideration to Oclaro for these transactions will be in the form of cash proceeds of $27 million, with $23 million to be paid upon closing, $3 million payable on or before December 28, 2012 and $1 million to be held in escrow until December 31, 2013.

“Divesting our thin film filter business and the interleaver product line is consistent with our strategy to focus our resources on our core competencies,” said Alain Couder, chairman and CEO of Oclaro. “The proceeds from these deals improve our balance sheet and give us additional operating flexibility to serve our global customer base. The agreements also strengthen our existing relationships with II-VI and Photop, and will ensure customers in the telecom, life sciences and industrial markets continued access to these products as part of an even broader portfolio from a market leader.”

Francis J. Kramer, president and CEO of II-VI Incorporated commented, “This acquisition will enhance Photop’s core business while expanding their global footprint and diversification into the growing life sciences market. We look forward to the world class team at Santa Rosa becoming a part of II-VI.”

Divesting these product lines is expected to reduce revenues for the fiscal quarter ended December 29, 2012 by approximately $2 million compared to the guidance range issued by Oclaro in connection with its earnings announcement on November 5, 2012. Revenues for these product lines in the full fiscal quarter ended September 29, 2012 were $3.6 million.

About Oclaro

Oclaro, Inc. (NASDAQ: OCLR) is one of the largest providers of lasers and optical components, modules and subsystems for the optical communications, industrial and consumer laser markets. The company is a global leader dedicated to photonics innovation, with cutting-edge research and development (R&D) and chip fabrication facilities in the U.S., U.K., Italy, Switzerland, Israel, Korea and Japan. It has in-house and contract manufacturing sites in China, Malaysia and Thailand, with design, sales and service organizations in most of the major regions around the world. For more information, visit http://www.oclaro.com.

About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and optoelectronic components, is a vertically-integrated manufacturing company that creates and markets products for diversified markets including industrial manufacturing, military and aerospace, high-power electronics, optical communications, and thermoelectronics applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

Safe Harbor Statement

This press release contains statements about management’s future expectations, plans or prospects of Oclaro and its business, and these statements, together with the assumptions underlying these statements, constitute forward-looking statements for the purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning (i) the expected completion of the sale of our thin film filter and interleaver businesses and the effect of such sale on our future revenues as compared to our previously issued guidance, and (ii) our market position and future operating prospects. Such statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “outlook,” “could,” “target,” and other words and terms of similar meaning in connection with any discussion of future operations or financial performance. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including (i) our ability (and the ability of II-VI and its subsidiaries) to complete the expected sale of our thin film filter and interleaver businesses, (ii) the future performance of Oclaro and its ability to effectively integrate the operations of acquired companies following the closing of acquisitions and mergers, including its merger with Opnext (iii) the potential inability to realize the expected benefits and synergies of acquisitions and mergers, (iv) the impact to our operations and financial condition attributable to the flooding in Thailand, (v) the impact of continued uncertainty in world financial markets and any resulting reduction in demand for our products, (vi) our ability to maintain our gross margin, (vii) the effects of fluctuating product mix on our results, (viii) our ability to timely develop and commercialize new products, (ix) our ability to respond to evolving technologies and customer requirements, (x) our dependence on a limited number of customers for a significant percentage of our revenues, (xi) our ability to effectively compete with companies that have greater name recognition, broader customer relationships and substantially greater financial, technical and marketing resources than we do, (xii) our ability to effectively and efficiently transition to an outsourced back-end assembly and test model, (xiii) increased costs related to downsizing and compliance with regulatory compliance in connection with such downsizing, (xiv) competition and pricing pressure, (xv)the potential lack of availability of credit or opportunity for equity based financing, (xvi) the risks associated with our international operations, (xvii) the outcome of tax audits or similar proceedings, (xviii) the outcome of pending litigation against the company, (xix) our ability to maintain or increase our cash reserves and obtain financing on terms acceptable to us, and (xx) other factors described in Oclaro’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and other documents we periodically file with the SEC. The forward-looking statements included in this announcement represent Oclaro’s view as of the date of this announcement. Oclaro anticipates that subsequent events and developments may cause Oclaro’s views and expectations to change. Oclaro specifically disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this announcement.

Copyright 2012. All rights reserved. Oclaro, the Oclaro logo, and certain other Oclaro trademarks and logos are trademarks and/or registered trademarks of Oclaro, Inc. or its subsidiaries in the U.S. and other countries. Information in this release is subject to change without notice.

Oclaro, Inc. Contact	Investor Contact
Jerry Turin	Jim Fanucchi
Chief Financial Officer	Summit IR Group Inc.
(408) 383-1400	(408) 404-5400
ir@oclaro.com	ir@oclaro.com